EX-99.77C VOTES 3 item77

STOCKCAR STOCKS MUTUAL FUND, INC.

("REGISTRANT")

FILE NO. 811-08791

FOR THE SEMI-ANNUAL PERIOD ENDED MARCH 31, 2008

EXHIBIT INDEX

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Sub-Item 77C.  Submission of matters to a vote of security holders.

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Sub-Item 77C: At a Special Meeting of Shareholders of the Registrant held on April 4, 2008, the results of the shareholder vote were as follows:

1.   To approve a new investment advisory agreement with Peak Wealth Opportunities, LLC

For 121,129	Against 10,433	Abstain 3,982

2   To approve a new Rule 12b-1 distribution plan:

For 110,227	Against 15,208	Abstain 10,110

 3. To elect the following as directors: 01)  Edward R. Cofrancesco , Jr.,  02) Gregory S. Peele, 03) Julia A. Mold-Torres

For 127,294	Against 2,838	Abstain 5,413